Exhibit 99.1

Suburban Propane Partners, L.P. Extends Consent Date and Expiration Date and Modifies Terms of

Exchange Offers and Consent Solicitations in Connection with its Planned Acquisition of Inergy,

L.P.’s Retail Propane Operations

Whippany, New Jersey, July 6, 2012 — Suburban Propane Partners, L.P. (NYSE: SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity (the “Partnership”), today announced that it and Suburban Energy Finance Corp. (collectively, “Suburban”) have extended the consent date (the “Consent Date”) and the expiration date (the “Expiration Date”), increased applicable interest rates of the SPH Notes (as defined below) and the Cash Consent Payment (as defined below) and modified certain other terms for their previously announced offers to exchange (the “Exchange Offers”) and related consent solicitations (the “Consent Solicitations”) in connection with certain outstanding notes of Inergy, L.P. (“Inergy”).

Following further discussions with certain noteholders, Suburban is now offering to exchange any and all of the outstanding 7% Senior Notes due 2018 and 6  7/8% Senior Notes due 2021 (collectively, the “Inergy Notes”) issued by Inergy and Inergy Finance Corp., which have an aggregate principal amount outstanding of $1.2 billion, for a combination of $1.0 billion in aggregate principal amount of new unsecured 7  1/2% Senior Notes due 2018 and 7  3/8% Senior Notes due 2021 (collectively, the “SPH Notes”), respectively, issued by Suburban and $200.0 million in cash. The amended interest rates of the SPH Notes reflect a further increase in the interest rates on the SPH Notes from the amended terms announced on June 15, 2012, with the respective interest rates now being 0.50% greater than the interest rates on the SPH Notes as initially offered by Suburban. In addition, Suburban has also revised the terms of the SPH Notes to reflect revisions to the redemption provisions of the SPH Notes, to revise certain of the covenants of the SPH Notes and to make certain other changes.

In addition, Suburban announced that it is now offering to pay an aggregate of $65.0 million in cash to holders of Inergy Notes, on a pro rata basis, who deliver a valid consent by the new Consent Date (the “Cash Consent Payment”). Assuming that consents are validly delivered (and accepted) for all $1.2 billion aggregate principal amount of the Inergy Notes, the Cash Consent Payment will be approximately $54.17 per $1,000 principal amount of Inergy Notes as to which a holder delivers a valid consent by the Consent Date. If consents are validly delivered (and accepted) for $1.0 billion of aggregate principal amount of the Inergy Notes, the Cash Consent Payment will be $65.00 per $1,000 principal amount of Inergy Notes as to which a holder delivers a valid consent by the Consent Date. Holders who have previously tendered Inergy Notes in the Exchange Offers, and delivered consents with respect thereto in the Consent Solicitations, will share pro rata in the increased Cash Consent Payment, subject to the terms and conditions of the Exchange Offers and Consent Solicitations. Suburban continues to reserve the right to lower the minimum tender condition requiring the tender of at least $1.0 billion aggregate principal amount of Inergy Notes.

The Consent Date has been extended to 5:00 p.m., New York City time, on July 12, 2012, unless extended or terminated. The Expiration Date has been extended to 11:59 p.m., New York City time, on July 26, 2012, unless extended or terminated. As of 5:00 p.m., New York City time, on July 5, 2012, approximately 44% of the outstanding aggregate principal amount of Inergy Notes had been tendered.

Updated unaudited pro forma condensed combined financial information reflecting the modifications to the terms of the Exchange Offers and Consent Solicitations has been included as Exhibit 99.2 to the Partnership’s Current Report on Form 8-K filed on today’s date.

On or about August 2, 2012, Suburban is scheduled to announce its results for the fiscal third quarter ended June 23, 2012. Based on continued warm weather trends impacting weather-sensitive volumes, it is anticipated that Adjusted EBITDA for the third quarter of fiscal 2012 will be in a range of $2 million to $5 million compared to Adjusted EBITDA in the prior year third quarter of $10.3 million.

We have provided a range for the preliminary results described above primarily because our financial closing procedures for the month and quarter ended June 23, 2012 are not yet complete. As a result, there is a possibility that our final results will vary from these preliminary estimates. We currently expect that our final results will be within the ranges described above. It is possible, however, that our final results will not be within the ranges we currently estimate.

Suburban is making the Exchange Offers and Consent Solicitations in connection with, and conditioned upon, among other things, its consummation of the acquisition of Inergy’s retail propane operations.

The SPH Notes have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws. The SPH Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or any applicable state securities laws.

This press release does not constitute an offer to purchase or exchange any securities or a solicitation of any offer to sell or exchange any securities.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 750,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

Forward-looking Statements

This press release contains certain forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements reflect Suburban’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. These risks are further described in Suburban Propane’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Non-GAAP Financial Measures

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and loss on debt extinguishment. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA (unaudited):

	Three Months Ended
	June 23, 2012		June 25, 2011
	Range
	Low	High
		(in thousands)
Net loss	$(11,200)	$(8,200)	$(6,787)
Add:
Provision for income taxes	100	100	273
Interest expense, net	6,500	6,500	6,867
Depreciation and amortization	8,500	8,500	9,670

EBITDA	3,900	6,900	10,023
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	(8,200)	(8,200)	313
Acquisition-related charges	6,300	6,300	—

Adjusted EBITDA	$2,000	$5,000	$10,336